Exhibit 99.1

Contacts for Baker Hughes	Contacts for BJ Services
Gary Flaharty +1.713.439.8039	Jeff Smith +1.713.462.4239
H. Gene Shiels +1.713 439.8822
Baker Hughes and BJ Services Reach Final Agreement with DOJ and Comment on Timing for Proceeding to Closing Their Pending Merger
Houston (April 27, 2010) — Baker Hughes Incorporated (NYSE: BHI) and BJ Services Company (NYSE: BJS) have reached a final agreement with the Antitrust Division of the U.S. Department of Justice in connection with the governmental approval of the pending merger between the companies.
As previously disclosed, Baker Hughes will be required after the closing to divest two stimulation vessels (the HR Hughes and Blue Ray) and certain other assets used to perform sand control services in the U.S. Gulf of Mexico. The parties do not expect that the divestiture will be material to the business or financial performance of the combined company following the merger. This agreement with the DOJ includes a Proposed Final Judgment and a Hold Separate Stipulation and Order, which have been filed with the Federal District Court in Washington, D.C. along with other related documents.
Having already obtained stockholder approval, Baker Hughes and BJ Services expect to close before the end of this week following the expected acknowledgement of the Proposed Final Judgment and entry of the Hold Separate Order by the Federal District Court, subject to the other closing conditions.

Forward-Looking Statements
Except for the historical information set forth in this document, the matters discussed in this document are forward-looking statements that involve certain assumptions and known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially. Such forward-looking statements include, but are not limited to, whether the Federal District Court will acknowledge such Proposed Final Judgment and enter the Hold Separate Stipulation and Order to complete the merger at all or without restrictions or conditions that would be detrimental or have a materially adverse effect on the combined company after the merger is completed, whether the merger will be consummated, and other statements that are not historical facts. There can be no assurance that all of the conditions to complete the merger will be satisfied. The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the cost savings and any other synergies from the transaction may not be realized or take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the ability to successfully integrate the businesses; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the timing, proceeds and impact of the DOJ required divestiture of assets used in the sand control and stimulation services business in the U.S. Gulf of Mexico; the inability to retain key personnel; continuation or deterioration of current market conditions; the outcome of any litigation; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the customers of the respective parties. Additional factors that may affect future results are contained in Baker Hughes’ and BJ Services’ filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s web site at www.sec.gov. Except as required by law, neither Baker Hughes nor BJ Services intends to update or revise statements contained in these materials based on new information, future events or otherwise.
Additional Information and Where to Find It
These materials are not a substitute for the Registration Statement that Baker Hughes filed with the SEC in connection with the proposed transaction with BJ Services, or the definitive joint proxy statement/prospectus sent to security holders of Baker Hughes and

BJ Services on or about February 16, 2010 seeking their approval of the proposed transaction. INVESTORS AND SECURITY HOLDERS OF BAKER HUGHES AND BJ SERVICES ARE URGED TO CAREFULLY READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS DATED FEBRUARY 12, 2010, WHICH WAS SENT TO SECURITY HOLDERS OF BAKER HUGHES AND BJ SERVICES ON OR ABOUT FEBRUARY 16, 2010, AS IT CONTAINS IMPORTANT INFORMATION, INCLUDING DETAILED RISK FACTORS. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents filed by Baker Hughes and BJ Services with the SEC at the SEC’s web site at www.sec.gov. This document does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of Baker Hughes or BJ Services common stock.
The definitive joint proxy statement/prospectus and such other documents (relating to Baker Hughes) may also be obtained from Baker Hughes for free from Baker Hughes’ web site at www.bakerhughes.com/investor or by directing a request to: Baker Hughes Incorporated, 2929 Allen Parkway, Suite 2100, Houston, TX 77019, Attention: Corporate Secretary, or by phone at (713) 439-8039. The definitive joint proxy statement/prospectus and such other documents (relating to BJ Services) may also be obtained from BJ Services for free from BJ Services’ web site at www.bjservices.com or by directing a request to: BJ Services Company, P.O. Box 4442, Houston, Texas 77210-4442, Attention: Investor Relations, or by phone at (713) 462-4239.
BJ Services Company is a leading provider of pressure pumping, well completion, production enhancement and pipeline services to the petroleum industry.
Baker Hughes provides reservoir consulting, drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.
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